Exhibit 99.1

Watsco & Carrier Corporation Announce Joint Venture to Distribute

Products in the U.S. Sunbelt, Latin America & the Caribbean

Joint Venture to Operate 110 Locations in 20 States and Latin America;

Pro-Forma Revenues of $1.4 billion in 2008

MIAMI, FLORIDA, May 4, 2009 – (NYSE:WSO) (NYSE:UTX) Watsco, Inc. and Carrier Corporation, a unit of United Technologies Corporation, today announced that they have executed an agreement to form a joint venture between the world’s largest provider of HVAC/R solutions and the world’s largest independent distributor of HVAC/R products, that will distribute Carrier, Bryant and Payne products throughout the U.S. Sunbelt, Latin America and the Caribbean.

Carrier Enterprises LLC, the newly-formed joint venture, with pro-forma revenues of approximately $1.4 billion in 2008, will operate 110 locations in 20 states and Puerto Rico, the Caribbean and Latin America and serve over 19,000 air conditioning and heating contractors. The operations will sell Carrier, Bryant and Payne-branded residential and light-commercial air conditioning and heating equipment (80% of sales) and a complementary array of parts and supplies (20% of sales).

In the formation of the joint venture, Carrier will contribute 95 locations in the U.S. Sunbelt and Puerto Rico and the export division located in Miami, Florida. Watsco has agreed to purchase a 60 percent interest in the joint venture for a consideration payable in a combination of cash and Watsco stock and contribution of 15 locations that currently distribute Carrier, Bryant and Payne products, with options to purchase additional ownership of the joint venture in future years. The completion of the transaction is subject to customary regulatory approvals and transition items.

Carrier Enterprises will operate as a separate and distinct entity. As part of its fundamental strategy, Watsco operates on a decentralized basis whereby companies are operated independently by highly empowered management teams to honor the history, legacy and long-standing relationships that have been established over decades. Watsco’s family of flagship companies benefit from Watsco’s scale, financial position, commitment to growth and collective know-how. Carrier Enterprises will operate in a consistent fashion and will represent a significant platform for growth, governed by Watsco and Carrier, and led by its current management team. Watsco’s other business units will maintain their aggressive nature to grow and develop their businesses in the same manner and with the same independent spirit.

The addition of Carrier Enterprises will add significant new product groups to the Watsco sales mix. First, Carrier manufactures an extensive array of premium-level residential products, which include high-efficiency air conditioning and heating systems with state of the art technology. In addition, today Watsco’s sales mix largely consists of residential air conditioning products; the addition of Carrier Enterprises allows for a meaningful sales presence in the light-commercial HVAC market as well. Also, this transaction will mark Watsco’s initial entrance into international markets through the addition of the Latin American and Caribbean sales operations of Carrier Enterprises.

Albert Nahmad, Watsco’s Chairman and Chief Executive Officer, commented: “We are excited to partner with Carrier in this outstanding business. We consider this joint venture to be transformational. It accelerates our strategy to develop a national network of high performing HVAC/R businesses to serve contractor customers with quality services and products. We are also fortunate that our historically conservative mindset toward our balance sheet and overall financial position has allowed us to take advantage of this substantial opportunity. As important, the transaction structure provides us with the capacity and flexibility to continue our buy-and-build strategy in the years ahead.”

Geraud Darnis, President of Carrier Corporation, said: “This partnership with Watsco presents a unique opportunity for our territories in the sunbelt region to build on the strengths of both organizations to further grow share and profitability. The combined entity is expected to offer a wider portfolio of parts and supplies and unparalleled customer service.”

Watsco is hosting a conference call to discuss Carrier Enterprises today at 11:00 a.m. (EDT). The conference call will be web-cast by CCBN’s StreetEvents at http://www.watsco.com. A replay of the conference call will be available on the Company’s web site. For those unable to connect to the Internet, you may listen via telephone. The dial-in number is (866) 740-9405. Please call five to ten minutes prior to the scheduled start-time as the number of telephone connections is limited.

Overview of Watsco, Inc.

Watsco is the largest independent distributor of air conditioning, heating and refrigeration equipment and related parts and supplies in the HVAC/R industry, currently operating 412 locations serving over 40,000 customers in 34 states. The Company’s goal is to build a national network of locations that provide the finest service and product availability for HVAC/R contractors, assisting and supporting them as they serve the country’s homeowners and businesses. Additional information about Watsco may be found on the Internet at http://www.watsco.com.

Overview of Carrier Corporation

Carrier Corporation, headquartered in Farmington, Connecticut, is the world’s largest provider of heating, air-conditioning and refrigeration solutions. With 2008 revenues of $14.9 billion, Carrier has approximately 41,000 employees worldwide and operations in more than 170 countries. Carrier is part of United Technologies Corp., a Hartford, Connecticut-based provider of products and services to the aerospace and building systems industries worldwide. Additional information about Carrier may be found on the internet at http://www.carrier.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files from time to time with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

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